                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         YORK RESEARCH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            YORK RESEARCH CORPORATION
                                 280 Park Avenue
                                 Suite 2700 West
                            New York, New York 10017
                                 (212) 557-6200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                October 15, 1998

         The Annual Meeting of the Stockholders of York Research Corporation (a Delaware corporation) will be held at The Palace Hotel, 455 Madison Avenue, New York, New York, on Thursday, October 15, 1998 at 9:30 A.M., for the following purposes:

         1. to elect a director;

         2. to ratify the appointment of Grant Thornton LLP as the independent certified public accountants for the fiscal year ending February 28, 1999;

and to transact such other business as may properly come before the meeting or adjournments thereof.

         The Board of Directors has fixed the close of business on September 15, 1998 as the time as of which stockholders of record of York Research Corporation who are entitled to notice of and to vote at such meeting shall be determined.

                                              By Order of the Board of Directors



                                              Michael Trachtenberg
                                              Secretary

280 Park Avenue
New York, New York 10017
September 15, 1998

                             YOUR VOTE IS IMPORTANT

We encourage you to complete, date, sign and promptly return your proxy card in the enclosed envelope, regardless of whether you plan to attend the meeting.

                            YORK RESEARCH CORPORATION
                                 280 Park Avenue
                                 Suite 2700 West
                            New York, New York 10017
                                 (212) 557-6200


                               PROXY STATEMENT FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS


         The enclosed proxy is solicited by the Board of Directors (the "Board") of York Research Corporation, a Delaware corporation (the "Company") for voting at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting"). The Meeting will be held on Thursday, October 15, 1998 at 9:30 a.m., at The Palace Hotel, 455 Madison Avenue, New York, New York, for the following purposes: (i) to elect a Class A director (Item 1); and (ii) to ratify the selection of Grant Thornton LLP by the Board as independent certified public accountants for the Company for the fiscal year ending February 28, 1999 (Item 2). As of September 17, 1998, the approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to stockholders, the Board had no knowledge of any other business to be presented to the Meeting, but if any other business is properly brought before the Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

         The Company's Annual Report for its fiscal year ended February 28, 1998 is enclosed herewith. Such report is not to be treated as part of these proxy soliciting materials.

         Stockholders of record at the close of business on September 15, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting or any adjournment thereof.

                            EXPENSES OF SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement it. Such solicitation will be made by mail and may also be made by personal solicitation by the Company's regular officers or employees, who will receive no special compensation therefor. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                 NUMBER OF SHARES OUTSTANDING AND VOTING RIGHTS


         The Company presently has authorized 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of which 15,008,388 shares were issued and outstanding as of August 31, 1998. The Company also has authorized 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Stock"), and 6,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). No shares of Class A Stock or of Preferred Stock were issued and outstanding on the Record Date.

         The holders of shares of Common Stock on the Record Date are entitled to one vote per share on all matters. A quorum for the Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Approval by the holders of a majority of the shares of Common Stock present in person or by proxy and voting at the Meeting, provided a quorum is present, is required (i) for the election of the Class A director (Item 1); and (ii) to ratify the selection of Grant Thornton LLP by the Board as independent certified public accountants for the Company for the fiscal year ending February 28, 1999 (Item
2).


                                     PROXIES


         The proxy solicited by this Proxy Statement may be revoked by the stockholder giving such proxy at any time before the proxy is exercised, and the giving of such proxy will not affect the right of any stockholder to vote in person should he or she find it convenient to attend the Meeting. The shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the directions given. Regarding the election of the Class A director (Item 1), stockholders may vote in favor of the nominee or abstain. With respect to the ratification of the appointment of Grant Thornton LLP as independent certified public accountants (Item 2), stockholders may vote in favor of the proposal, against the proposal or may abstain from voting. With respect to both Items 1 and 2, if the stockholder abstains from voting, the shares are considered present at the meeting for such item but, since they are not affirmative votes for the item, they will have the same effect as votes against the item. With respect to broker non-votes on items 1 and 2, the shares are not considered present at the meeting for such items and they are therefore not counted in respect of such items. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such item by reducing the total number of shares from which the majority is calculated.

Item 1.
-------
                              ELECTION OF DIRECTORS

         The Company's Board of Directors is classified into three classes of directors: Class A, Class B and Class C. A director in each class is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class are elected and have qualified. A director in Class A is being nominated for election at the Meeting.

         The following person has been nominated for election as director of the Company in the class indicated. The nominee has consented to his nomination and has agreed to serve if elected. If, however, the nominee should not be available for election, the persons named as proxies may vote for other persons in their discretion. Management has no reason to believe that the nominee will be unavailable for election. The Company does not have a nominating committee.

         A brief statement setting forth the age (at the Record Date), the principal occupation during the past five years, the year in which first elected as a director and other information concerning the nominee and the remaining directors whose terms of office will continue beyond the Meeting, appear below:

         Mr. Robert M. Beningson (Class A), 69, was elected a director of the Company in October 1981. In February 1982, Mr. Beningson was elected Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Beningson is Chief Executive Officer and Chairman of the Board of each of the Company's subsidiaries. Previously, Mr. Beningson was Chairman of the Board of Directors of the Company between 1968 and 1979.


                        THE BOARD OF DIRECTORS RECOMMENDS
                       A VOTE FOR THE NOMINEE NAMED ABOVE


The term of office of the following directors will continue beyond the Meeting:
-------------------------------------------------------------------------------

         Mr. Stanley Weinstein (Class C), 72, was elected to fill a vacancy on the Board of Directors in May, 1995. Until 1991, Mr. Weinstein was a partner at Deloitte and Touche, certified public accountants, and since such date, has been an independent consultant.

         Mr. Howard Sommer (Class B), 58, was elected to fill a vacancy on the Board of Directors in September, 1997. In September 1995, Mr. Sommer was elected the President and Chief Executive Officer of New York Community Investment Company L.L.C., an equity fund created and funded by eleven major banks in new York City. Beginning in 1973, as President of U.S. Capital Corporation and Fundex Capital Corporation, he managed finance and investment company activities that provided over $100 million in funding to small businesses. Prior to that time, Mr. Sommer served in a management capacity for IBM and Xerox Corporation.

         Mr. H. Clifton Whiteman, who had served as a Director of the Company since July, 1991, resigned from the Board of Directors in June, 1997, and has been excluded from all information on directors included in this proxy statement for the year ended February 28, 1998.

Executive Officers
------------------

                  The executive officers of the Company are:

------------------------------------ -------------------------------------------
Name                                 Position
----                                 --------
------------------------------------ -------------------------------------------
Robert M. Beningson                  Chairman of the Board, President and Chief
                                     Executive Officer
------------------------------------ -------------------------------------------
Michael Trachtenberg                 Executive Vice President, Chief Financial
                                     and  Accounting Officer and Secretary
------------------------------------ -------------------------------------------
Robert C. Paladino                   Executive Vice President
------------------------------------ -------------------------------------------
Vito L. Elefante                     Vice President
------------------------------------ -------------------------------------------
------------------------------------ -------------------------------------------

         See the description under the heading "ELECTION OF DIRECTORS," above, for background of Robert M. Beningson.

         Michael Trachtenberg, 49, a Certified Public Accountant, joined the Company in January 1987 and was elected Vice President, Chief Financial Officer and Secretary in March 1987 and Executive Vice President in April 1990. From November 1985, until joining the Company Mr. Trachtenberg was a financial consultant in private practice. Prior thereto, Mr. Trachtenberg was Vice President-Finance and Chief Financial Officer of S&S Corrugated Paper Machinery Co., Inc. From 1980 to 1984, Mr. Trachtenberg held various positions with Carter Day Industries, Inc., an agricultural equipment manufacturer and energy and environmental systems company, culminating in his appointments as Vice President, Treasurer and Chief Financial Officer.

         Robert C. Paladino, 47, joined the Company in January 1987 and was elected Executive Vice President in April 1990. From October 1980 until joining the Company , Mr. Paladino was Senior Vice President and General Counsel of NPS Technologies Group, Inc., an engineering and construction company serving the electric utility industry. From 1974 to 1980, Mr. Paladino held various positions with the Edison Electric Institute, the national organization for the investor-owned electric utility industry, culminating in his appointment as Director of Fossil Fuels and Assistant to the President.

         Mr. Vito L. Elefante, 48, joined the Company in April 1998 and was then elected Vice President. Prior to joining York, Mr. Elefante was Vice President of Edison Mission Energy New York, Inc. and Executive Director of Brooklyn navy Yard Cogeneration Partners, L.P. Prior to that, Mr. Elefante worked at Long Island Lighting Company for twenty years, where he was responsible for independent power generation, purchasing and fuels. Mr. Elefante is excluded from the Compensation Table as he joined the Company subsequent to February 28, 1998.

         There are no family relationships between or among any directors or executive officers of the Company.

Committees and Meetings of the Board
------------------------------------

         The Board has three committees -- the Compensation Committee, the Incentive Stock Option Committee and the Audit Committee. The Compensation Committee reviews the performance of employees of the Company and determines their compensation. The Incentive Stock Option Committee administers the stock option plans of the Company. The Audit Committee oversees the accounting, reporting and audit practices established by management of the Company. Messrs. Weinstein and Sommer are members of all three Committees. In addition to numerous informal meetings of the Board of Directors during the year, during the fiscal year ended February 28, 1998, the Board met five (5) times, the Compensation Committee met one (1) time, the Incentive Stock Option Committee met one (1) time and the Audit Committee met one (1) time. Each of the directors attended all of the meetings of the Board and each Committee on which he sat during such year.

                            COMPENSATION OF DIRECTORS

         Directors receive fees for attending Board or Committee meetings. In both Fiscal 1998 and Fiscal 1997, Mr. Weinstein received $24,000. Mr. Sommer received $10,000 in Fiscal 1998.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The fees for outside Directors are set by the Board, of which Mr. Beningson is a member.

                      REPORT OF THE COMPENSATION COMMITTEE

         The members of the Compensation Committee (the "Compensation Committee") for the fiscal year ended February 28, 1998 were Mr. Weinstein and Mr. Sommer.

         The Committee reports as follows:

Compensation Philosophy and Objectives

         The guiding principal by which the Committee develops and administers annual and long-term compensation plans is to align the interests and goals of executive management with those of the Company's shareholders. The key elements of this philosophy are:

         1. Establishing base salary plans which provide cash compensation that is commensurate with the operating, financial and strategic goals of the Company. The salaries of executive officers are listed in the Summary Compensation Table. Each of these officers' salaries is reviewed periodically, giving appropriate consideration to the following factors: (a) The individual's performance and contribution, during the period, to the Company's goals; (b) his experience; (c) his level of responsibility for corporate results and functions;
(d) internal equity; and (e) external pay practices.

         2. Providing meaningful equity-based incentives for executives and others in the Company to encourage and reward effective management and employee performance, resulting in long-term corporate financial success, as measured by stock price appreciation. Stock option grants only have value to recipients if the price of York's stock appreciates in value from the date the options are granted, a benefit in which York stockholders participate as well.

         The Company's 1993 Incentive Stock Option Plan (the "ISO Plan") is a "qualified" plan under Section 422 of the Internal Revenue Code of 1986, as amended, which was approved by the Company's Stockholders at the Special Meeting in lieu of Annual Meeting held on September 23, 1993. The ISO Plan utilizes vesting periods to encourage key officers and employees to continue in the employ of the Company.

                                             Sincerely,


                                             Stanley Weinstein
                                             Howard Sommer


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Beningson is President and a major shareholder of RRR'S Ventures, Ltd. ("RRR'S"), in which the Chief Financial Officer of the Company is also a minor shareholder, which is a 25% general partner in Warbasse-Cogeneration Technologies Partnership L.P. ("WCTP"). RRR'S is also a limited partner in RV Associates L.P. ("RVA"), which in turn is a minority partner in B-41 Associates L.P. ("B-41 LP"), a limited partnership which is 74.7% owned by the Company. RRR'S is also a 10% general partner in York Cogen Partners L.P. ("YCP"), a limited partner in B-41 LP. Mr. Beningson is also a 15% shareholder in North American Energy conservation, Inc. ("NAEC"), the Company's energy marketing subsidiary.

         At February 28, 1998, WCTP was indebted to the Company for approximately $5,620,000 related to operations and maintenance services from current and prior years, of which approximately $3,747,292 was paid subsequent to year end, for approximately $2,651,000 for loans to WCTP and for professional services paid on behalf of WCTP, and for approximately $29,369,000 related to the transfer of assets to WCTP, and indebted to YCP for $28,522,000.

         During the fiscal year ended February 28, 1997, the Company purchased from Mr. Beningson, for one dollar, 85% of the outstanding shares of NAEC. Mr. Beningson continues to own the remaining 15%. In fiscal 1997, prior to the acquisition, the Company recognized approximately $924,000 as reimbursement of cost from NAEC.

         At February 28, 1998, Mr. Beningson was indebted to the Company for $5,971,500 related to the exercise of warrants and purchase of common shares in prior years, Mr. Trachtenberg was indebted to the Company for $214,860 related to the exercise of options, and Mr. Paladino was indebted to the Company for $399,000 related to the exercise of options and certain advances. All these amounts are non-interest bearing and are payable on demand.

         In March 1997, B-41LP settled all its obligations to Sanwa Business Credit Corporation ("SBCC") for a cash payment of $2,750,000. SBCC, in exchange for this cash payment, gave up all its interest in the future cash flow from the Brooklyn Navy Yard Project and has no continuing interest in any of the Company's projects or assets. In settling this obligation, B-41LP caused RVA and its partners to lose tax benefits that they would have been able to utilize. Therefore, the Company compensated RVA for its lost tax benefits in the total amount of $4 million. The form of this transaction with RVA and its partners was the exercise of 500,000 pre-existing warrants at $6 per share, for a total of $3,000,000, and the transfer of $1,000,000 of the note receivable from the Chairman to an entity designated by the Chairman.

         In the year ended February 28, 1997, the Company recorded $11,000,000 of fees for services rendered through February 28, 1997 to WCTP and RVA, two partnerships of which a company controlled by Mr. Beningson is the general partner. This amount was included in service revenues. These fees were recorded pursuant to a services agreement between WCTP, RVA, CTI and the Company. The services included ongoing negotiations of consolidation agreements with Con Edison and Edison Mission Energy, aiding in resolving various contract issues concerning WCTP's and RVA's power purchase agreements with Con Edison, and various issues related to the progress of the Brooklyn Navy Yard Project.

         On May 31, 1998 Mr. Beningson paid $275,000 of the long-term note he owes to the Company. Also on May 31, 1998, an agreement was reached to facilitate and maximize the private placement financing being used for the construction and completion of the Company's Big spring and Trinidad projects, which closed on August 4, 1998. As a result of the financing, funds were also made available for general corporate purposes such as development of future projects. The agreement was between the Company, YCP and the minority interests in YCP and B-41LP. Pursuant to this agreement, the minority interests agreed to assign and subordinate their interests in various cash flows from the Brooklyn Navy Yard and Warbasse facilities to the bond holders. In addition, the minority interests in B-41LP have agreed as of January 1, 1998 to forgo completely their 25.3% interest in the royalty to be received from the BNY facility. This royalty will continue through December 31, 2001 at a projected total amount of approximately $6 million per year. In exchange the Company transferred the balance of the note due from the Chairman of $5,696,500 to the minority interests.

         The Company recognizes that potential conflicts of interest may arise by reason of the fact that Mr. Beningson controls RRR'S and RVA, and is President and Chief Executive Officer of the Company. Mr. Beningson has advised the Company that in all transactions between or affecting any affiliated entity and the Company he will act in the best interests of the stockholders of the Company, as determined by the Board of Directors of the Company, excluding himself.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the change in the Company's cumulative total shareholder return on its common shares with the Center for Research on Stock Prices (CRSP) Index for NASDAQ Stock Market (U.S. and Foreign) and the CRSP Index for NASDAQ Stocks (SIC 4900-4999 U.S. and Foreign).

------------------------------ ---------------------------- ---------------------------- ----------------------------
Date                           Company Index                Market Index                 Peer Index
------------------------------ ---------------------------- ---------------------------- ----------------------------

02/26/93                       100.000                      100.000                      100.000
03/31/93                       106.000                      103.016                      102.680
04/30/93                       110.000                       98.892                      100.754
05/28/93                       116.000                      104.839                      100.065
06/30/93                       104.000                      105.513                       97.714
07/30/93                       102.000                      105.697                      100.723
08/31/93                        98.000                      111.198                      101.348
09/30/93                       104.000                      114.316                      102.970
10/29/93                       102.000                      116.955                      102.956
11/30/93                        92.000                      113.267                      101.436
12/31/93                        94.000                      116.601                      101.583
01/31/94                        91.000                      120.316                      102.734
02/28/94                        73.000                      119.014                      100.091
03/31/94                        80.000                      111.719                       93.975
04/29/94                        68.000                      110.261                       89.552
05/31/94                        64.000                      110.392                       88.964
06/30/94                        60.000                      106.043                       87.329
07/29/94                        64.000                      108.555                       85.536
08/31/94                        79.000                      115.155                       86.633
09/30/94                        66.000                      114.995                       91.241
10/31/94                        52.000                      116.997                       91.163
11/30/94                        70.000                      112.895                       88.383
12/30/94                        64.000                      113.093                       89.167
01/31/95                        92.000                      113.482                       87.983
02/28/95                        96.000                      119.284                       90.113
03/31/95                        96.000                      123.021                       88.870
04/28/95                        88.000                      127.019                       88.662
05/31/95                        84.000                      130.140                       92.916
06/30/95                        99.000                      140.626                       97.944
07/31/95                        88.000                      150.676                      103.543
08/31/95                        96.000                      153.620                      103.095
09/29/95                        92.000                      157.377                      104.964
10/31/95                       116.000                      156.160                      104.965
11/30/95                        94.000                      159.812                      110.582
12/29/95                        86.000                      158.833                      120.398
01/31/96                       102.000                      159.904                      118.584
02/29/96                       102.000                      166.188                      121.122
---------------------------------------------------------------------------------------------------------------------

------------------------------ ---------------------------- ---------------------------- ----------------------------
Date                           Company Index                Market Index                 Peer Index
------------------------------ ---------------------------- ---------------------------- ----------------------------

03/29/96                       112.000                      166.547                      123.402
04/30/96                       130.000                      180.164                      123.956
05/31/95                       158.000                      188.371                      151.287
06/28/96                       170.000                      179.459                      158.392
07/31/96                       146.000                      163.271                      144.065
08/30/96                       164.000                      172.626                      155.830
09/30/96                       174.000                      185.568                      169.586
10/31/96                       156.000                      183.602                      176.096
11/29/96                       154.000                      194.770                      182.896
12/31/96                       152.000                      194.495                      178.501
01/31/97                       168.000                      208.473                      214.372
02/28/97                       148.000                      197.318                      194.387
03/31/97                       128.000                      184.562                      188.395
04/30/97                       120.000                      190.079                      155.009
05/30/97                       123.000                      211.544                      157.776
06/30/97                       124.000                      218.109                      170.686
07/31/97                       100.000                      240.864                      172.559
08/29/97                       126.000                      240.253                      176.066
09/30/97                       153.000                      255.302                      199.731
10/31/97                       140.000                      241.528                      199.374
11/28/97                       128.000                      242.028                      207.119
12/31/97                       135.000                      237.894                      221.189
01/30/98                       117.000                      245.076                      208.363
02/27/98                       124.000                      268.418                      210.031














---------------------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation received by the Company's Chief Executive Officer and the remaining most highly paid executive officers for the three fiscal years ended February 28, 1998.

----------------- -------- --------------------------------------- -------------------------------------------------------------
----------------- -------- --------------------------------------- -------------------------------------------------------------
                             Annual Compensation                        Long-Term Compensation
                           ---------------------                      ------------------------
                                                                        Awards      Payouts
                                                                      ----------    -------
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------
                                                                      Restr                                     All Other
                                                       Other          Stock       Options/       LTIP         Compensation
                             Salary      Bonus     Compensation      Awards        SAR's       Payouts           ($)(3)
       Name         Year       ($)        ($)          ($)(1)          ($)         (#)(2)         ($)
       ----       -------     ----       ----         -------         ----        -------         ---
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------

ROBERT M.          1998    400,681             0                0            0             0           0         18,568
BENINGSON          1997    400,681             0                0            0             0           0         18,875
Chairman,          1996    400,681             0                0            0             0           0         12,109
President &
Chief Executive
Officer
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------

MICHAEL            1998    210,000             0                0            0             0           0         20,044
TRACHTENBERG       1997    199,231       100,000                0            0             0           0         23,418
Executive Vice     1996    190,000             0                0            0             0           0         14,699
President &
Chief Financial
and Accounting
Officer
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------

ROBERT C.          1998    210,000             0                0            0             0           0         20,044
PALADINO           1997    193,846       100,000                0            0             0           0         23,418
Executive Vice     1996    179,538             0           15,000            0             0           0         14,699
President
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------
----------------- -------- ------------ --------- ---------------- ------------ ------------- ----------- ----------------------

(1) Forgiveness of indebtedness.

(2) The Company does not grant SAR's.

(3) Represents the value of the Company's contribution to the ESOP allocable to executives' accounts for such year.

                                  OPTION GRANTS

         Presented below is more information concerning the option awards shown on the Summary Compensation Table for the fiscal year ended February 28, 1998.


                        OPTION GRANTS IN LAST FISCAL YEAR

-------------------- --------------------------------------------------------------------- ------------------------------------
-------------------- --------------------------------------------------------------------- ------------------------------------
                                                 Individual Grants
                                                 -----------------
-------------------- ------------- ------------------------ ------------- ---------------- ------------------------------------

                                                                                             Alternative Grant Date Present
                       Options       % of Total Options       Exercise                                    Value
                       Granted      Granted to Employees       Price        Expiration                       ($)
Name                     (#)          in Fiscal Year        ($/Share)          Date
----                     ---          --------------        ---------          ----
-------------------- ------------- ------------------------ ------------- ---------------- ------------------------------------

ROBERT M. BENINGSON       0                  N/A                N/A             N/A                        N/A
-------------------- ------------- ------------------------ ------------- ---------------- ------------------------------------

MICHAEL                   0                  N/A                N/A             N/A                        N/A
TRACHTENBERG
-------------------- ------------- ------------------------ ------------- ---------------- ------------------------------------

ROBERT C. PALADINO        0                  N/A                N/A             N/A                        N/A
-------------------- ------------- ------------------------ ------------- ---------------- ------------------------------------

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES


         The following table sets forth information on option exercises in Fiscal 1997 by the named executive officers and the value of such officers unexercised options at February 28, 1998.

-------------------- -------------- ------------- -------------------------------- ------------------------------
                                                                                       Value of Unexercised
                        Shares                          Unexercised Options            In-the-Money Options
                      Acquired on      Value          at Fiscal Year End (#)         At Fiscal Year End ($)(1)
                       Exercise       Realized       -------------------------       -------------------------
       Name               (#)         ($) (1)        Exercisable Unexercisable       Exercisable Unexercisable
       ----               ---         -------        ----------- -------------       ----------- -------------
-------------------- -------------- ------------- ---------------- --------------- --------------- --------------

ROBERT M. BENINGSON        0             0           1,725,000           0           4,093,000           0
-------------------- -------------- ------------- ---------------- --------------- --------------- --------------

      MICHAEL           25,000        121,872         214,000          26,000         560,750         86,250
   TRACHTENBERG
-------------------- -------------- ------------- ---------------- --------------- --------------- --------------

ROBERT C. PALADINO       4,000         15,000         177,000          15,000         478,125         48,125
-------------------- -------------- ------------- ---------------- --------------- --------------- --------------
-------------------- -------------- ------------- ---------------- --------------- --------------- --------------

(1) Value calculated is the difference between closing price on the date of exercise or fiscal year end, respectively, and the exercise price.


                               PENSION PLAN TABLE


         The following table shows estimated annual retirement benefits payable to executive officers and employees.

                              Years of Service (2)
                              --------------------

------------ -------------- ------------- ----------- ----------------- -------------- ---------------------
Remuneration     10            15            20            25               30              35+
------------   ---------    ---------     --------    -----------       ----------     --------
(1)
------------ -------------- ------------- ----------- ----------------- -------------- ---------------------
50,000        3,200         4,125         5,200       6,250             7,500          8,750
100,000       8,200         11,625        15,200      18,250            21,675         24,175
150,000      13,200         19,125        25,200      30,750            36,675         40,425
200,000      18,200         26,625        35,200      43,250            51,675         56,675
250,000      23,200         34,125        45,200      55,750            66,675         72,925
------------ -------------- ------------- ----------- ----------------- -------------- ---------------------
------------ -------------- ------------- ----------- ----------------- -------------- ---------------------

(1) Based on highest five year average and includes annual salary and cash bonus, if any. Benefits are not subject to deduction for social security.

(2) The years of credited service for individuals listed in the Summary Compensation Table are 42 for Robert M. Beningson, 11 for Robert C. Paladino, and 15 for Michael Trachtenberg.

IRS regulations limit the amount of compensation credited for Pension Plan purposes to $150,000 per year, subject to cost of living increases.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

Based on its review of Forms 3, 4 and 5 submitted to it by its Directors and Executive Officers, the Company is not aware of any non-compliance with the reporting provisions of Section 16 by its Directors or Executive Officers.

Stock Option Plans

         The Company has a 1982 Incentive Stock Option Plan (the "1982 ISO Plan") which is a "qualified" plan under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). All 1,400,000 qualified stock options authorized under the 1982 ISO Plan have been granted. The Plan expired on April 26, 1992. Options to purchase 408,535 shares remain outstanding under the Plan as of August 31, 1998.

         The York Research Corporation 1993 Incentive Stock Option Plan (the "1993 ISO Plan") authorizes the granting from time to time of options to purchase shares of the Company's Common Stock ("Options") to officers and employees of and consultants to the Company and its subsidiaries ("Employees"), up to a maximum of 3,000,000 shares of Common Stock in the aggregate. Non-employee Directors of the Company are not eligible to receive options under the 1993 ISO Plan. Options may either be "incentive stock options" ("ISO's") under Section 422 of the Internal Revenue Code of 1986, or may be non-qualified options. In the case of ISO's granted under the ISO Plan, the exercise price of each ISO must not be less than the fair market value of the Common Stock of the Company on the date the ISO is granted, except that, in the case of an ISO granted to any person whose stock ownership at the time of the grant exceeds 10% of the combined voting power of all classes of stock of the Company or any subsidiary ("10% Holder"), the exercise price must be at least 110% of the fair market value of the Common Stock on the date of grant. The term "fair market value" for purposes of the 1993 ISO Plan is the closing price of a share of Common Stock of the Company as reported by NASDAQ. With respect to non-qualified options, the exercise price is set by the Incentive Stock Option Committee ("ISO Committee"), but will not be less than the par value per share of the Company's common stock. The 1993 ISO Plan provides that each option agreement shall specify a period during which the Option is exercisable of not more than 10 years from the date of grant except that Options granted to 10% Holders shall not be exercisable after the expiration of five years from the date of grant. Options are exercisable until the date of termination of employment unless the ISO Committee agrees to extend the option period for up to three months beyond the employment termination date. The ISO Committee also determines when each Option granted under the 1993 ISO Plan will become exercisable. Payment for shares upon exercise of Options may be in cash, an exchange of shares of the Company's Common Stock if deemed acceptable to the ISO Committee, a promissory note for such part of the purchase price as is deemed acceptable to the ISO Committee, the terms of any such promissory note to be determined by the ISO Committee or by any combination of the foregoing. Options to purchase 1,571,723 shares remain outstanding under the 1993 ISO Plan as of August 31, 1998.

Employee Stock Ownership Plan
-----------------------------

         During 1988, the Company adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP purchases shares of Common Stock from the Company and, occasionally, on the open market. To purchase these shares the ESOP borrowed the funds from the Company. The repayment of these loans is expected from future employer contributions to the Plan and ESOP third party funding (including sales of shares). The Company contributed approximately $ $593,000, $525,000 and $413,000 to the ESOP during Fiscal 1998, 1997, and 1996, respectively.

         Mr. Weinstein is the Trustee of the ESOP. The shares that are held by the ESOP are allocated annually to individual employees according to a formula set forth in the ESOP.

Employee Savings Plan
---------------------

         In 1988, the Company adopted the York Research Corporation 401(k) Plan (the "401(k) Plan"). The 401(k) Plan allows employees of the Company to defer a portion of their earnings on a pre-tax basis through contributions to the 401(k) Plan. The Company may at its discretion make a contribution to the 401(k) Plan. To date, the Company has elected not to contribute to the 401(k) Plan.

Defined Benefit Plan
--------------------

         The Company has a defined benefit pension plan covering substantially all employees not covered by a collective bargaining agreement. The benefits are based on years of service and the highest consecutive five years of the employees' compensation. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards. Contributions are intended to provide, not only for benefits attributed to service to date, but also for those expected to be earned in the future.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners
-----------------------------------------------

         The following table sets forth the information indicated as of August 31, 1998, as to all persons known by the Board of Directors to be the beneficial owners of more than five percent of the Corporation's Common Stock.

------------------------------------------------ ----------------------------- -----------------------------
------------------------------------------------ ----------------------------- -----------------------------
                    Name of                          Amount and Nature of               Percent of
               Beneficial Owner                      Beneficial Ownership               Class (1)
               ----------------                      --------------------               ---------
------------------------------------------------ ----------------------------- -----------------------------
Robert M. Beningson                                     3,564,000 (2)                      21.3
280 Park Avenue
Suite 2700 West
New York, NY  10017
------------------------------------------------ ----------------------------- -----------------------------
Stanley Weinstein                                       1,006,714 (3)                      6.7
280 Park Avenue
Suite 2700 West
New York, NY 10017
------------------------------------------------ ----------------------------- -----------------------------
York Research Corporation                                 966,714                          6.4
Employee Stock Ownership Plan
280 Park Avenue
Suite 2700 West
New York, NY  10017
------------------------------------------------ ----------------------------- -----------------------------
------------------------------------------------ ----------------------------- -----------------------------

See note references below.


Security Ownership of Management
--------------------------------

                  The following table sets forth the information indicated as of August 31, 1998 with respect to common stock of the Company beneficially owned by directors and officers of the Company and by directors and officers as a group:

------------------------------------------------- ---------------------------------------------- --------------------
------------------------------------------------- ---------------------------------------------- --------------------
                                                             AMOUNT AND NATURE OF                     PERCENT OF
NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP                      CLASS (1)
------------------------                                     --------------------                      ---------
------------------------------------------------- ---------------------------------------------- --------------------
Robert M. Beningson                                               3,564,000 (2)                         21.3

Stanley Weinstein                                                 1,006,714 (3)                          6.7

Howard Sommer                                                        20,000 (4)                         ( 7 )

Michael Trachtenberg                                                277,000 (5)                          1.8

Robert C. Paladino                                                  195,000 (6)                          1.3

Vito Elefante                                                         - 0 -                             ( 7 )

Directors and officers as                                         5,062,714                             29.4
a group (6) persons
-------------------
------------------------------------------------- ---------------------------------------------- --------------------
------------------------------------------------- ---------------------------------------------- --------------------

(1) The Percent of Class is based upon 15,008,388 issued and outstanding shares of common stock as of the August 31, 1998 plus the shares that underlie unexercised warrants or options held by the individuals.

(2) Includes 824,000 shares owned directly plus warrants to purchase 1,150,000 shares of common stock, options to purchase 575,000 shares of common stock and 1,015,000 shares owned by RRR'S Ventures, Ltd., a corporation controlled by Mr. Beningson.

(3) Includes warrants to purchase 40,000 shares of common stock, and 966,714 shares held by the ESOP of which Mr. Weinstein is the trustee.

(4)      Includes warrants to purchase 20,000 shares of common stock.

(5) Includes 37,000 shares owned directly by Mr. Trachtenberg and options to purchase 240,000 shares of common stock.

(6) Includes 3,000 shares owned directly by Mr. Paladino and options to purchase 192,000 shares of common stock.

(7)      Less than 1% ownership.

Item 2.
-------

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         The Board recommends that the stockholders ratify its selection of Grant Thornton LLP, independent certified public accountants, to audit the accounts of the Company for its fiscal year ending February 28, 1999. Grant Thornton LLP has served as the independent certified public accountant for the Company since November, 1991. A representative of Grant Thornton LLP will be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions raised at the Meeting.


                   THE BOARD RECOMMENDS THAT THE STOCKHOLDERS
                           VOTE FOR SUCH RATIFICATION


                                  OTHER MATTERS


         The Board does not intend to bring any other matters before the Meeting and, at the time of filing this Proxy statement with the Securities and Exchange Commission, is not aware that any other matters are to be presented for action at the Meeting by others. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies on such matters.


                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING


         In order for stockholder proposals to be eligible for inclusion in the Company's proxy material relating to its 1999 Annual Meeting of Stockholders, they must be received by the Company no later than May 22,1999.

By Order of the Board of Directors



Robert M. Beningson
President and Chairman of the Board

                            YORK RESEARCH CORPORATION

                  PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                                October 15, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Michael Trachtenberg and Robert M. Beningson, and each of them, the proxy or proxies of the undersigned with full power of substitution, to vote and act in his name, place and stead at the 1998 Annual Meeting of Stockholders of York Research Corporation (the "Company") to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Thursday, October 15, 1998 at 9:30 A.M., local time and at any adjournment or adjournments thereof, with such powers as the undersigned would have if he were personally present thereat, as follows:

1. Election of a Director in the Class indicated for the term set forth in the Proxy Statement.

       ___  FOR all nominees listed               ___ WITHHOLD AUTHORITY
            (except as marked to the                  to vote for all nominees
            contrary

             ROBERT M. BENINGSON        (Class A)

2. Proposal to ratify the appointment of Grant Thornton LLP as the independent certified public accountants of the Company for the fiscal year ending February 28, 1999.

        For ___           Against ___                        Abstain ___

4. In their discretion, upon any other business which may property come before the Meeting.


The Proxies Shall Vote For Proposals 1 and 2 Unless Contrary Instructions Are Given Herein


                                    Dated _________________, 1998

                                    -----------------------------
                                    Stockholder's Signature

                                    -----------------------------
                                    Signature if held jointly

                                    NOTE: Please sign your name or names exactly as set forth above. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, or in any similar capacity, please indicate the capacity in which you are acting. Proxies executed by a corporation should be signed in full corporate name by a duly authorized officer and should bear the corporate seal. Proxies executed by a partnership should be signed in partnership name by an authorized person.


                                    --------------------------------------------
                                    --------------------------------------------
                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE
                                    --------------------------------------------
                                    --------------------------------------------